UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 17, 2011

TRUE RELIGION APPAREL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-51483	98-0352633
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2263 East Vernon Avenue

Vernon, California 90058

(Address of Principal Executive Offices, Zip Code)

(323) 266-3072

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 18, 2011 True Religion, Inc. (“True Religion”) announced that Michael Egeck resigned as President of True Religion, effective immediately. True Religion and Mr. Egeck have entered into a Separation, Non-Disclosure and Release Agreement pursuant to which Mr. Egeck (x) will receive a $2.9 million separation payment, (y) will forfeit all unvested restricted stock awards previously issued to him as of his separation date and (z) has provided True Religion and its affiliates with a general release of claims.

(c) Lynne Koplin, the Company’s Chief Operating Officer, has been appointed to the position of President, effective August 18, 2011. Ms. Koplin, age 54, has served as the Company’s Chief Operating Officer since January 2010. Prior to joining the Company, and since July 2005, Ms. Koplin served as President of the women’s division of Tommy Bahama, a maker of luxury lifestyle clothing and accessories. Prior to Tommy Bahama, from April 1999 to June 2005, Ms. Koplin served as President and Chief Executive Officer of Apparel Ventures, Inc., a manufacturer and marketer of branded women’s swimwear. Ms. Koplin’s additional experience includes executive-level roles at Authentic Fitness, a division of Warnaco, and Cole of California. Ms. Koplin holds a Bachelors degree from Duke University.

The information called for by Item 5.02(c) (3) is not determined at this time. True Religion will file an amendment to this Form 8-K within four business days after this information is determined.

A copy of the press release announcing Mr. Egeck’s resignation and Ms. Koplin’s appointment is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits

99.1	Press Release, dated August 18, 2011, of True Religion Apparel, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 18, 2011	TRUE RELIGION APPAREL, INC.

	By:	/s/ Peter F. Collins
	Name:	Peter F. Collins
	Title:	Chief Financial Officer

INDEX TO EXHIBITS

99.1	Press Release, dated August 18, 2011, of True Religion Apparel, Inc.